================================================================================

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

       Filed by the registrant [X]
       Filed by a party other than the registrant [ ]

       Check appropriate box:
       [ ] Preliminary proxy statement
       [X] Definitive proxy statement
       [ ] Definitive additional materials
       [ ] Soliciting material pursuant to Rule 14a-11 (c) or Rule 14a-12


                          IPC INFORMATION SYSTEMS, INC.
         ---------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                          IPC INFORMATION SYSTEMS, INC.
         ---------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)



Payment of filing fee (Check the appropriate box):

[X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy  pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
      (1) Title of each class of securities to which transaction applies:
      (2) Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
      (4) Proposed maximum aggregate value of transaction:

[ ] Check box if any part of the fee is offset as provided by Exchange  Act Rule
    0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
      (1)  Amount previously paid:
      (2)  Form, schedule or registration statement no.:
      (3)  Filing party:
      (4)  Date filed:

================================================================================

                          IPC INFORMATION SYSTEMS, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                February 14, 1996

TO THE STOCKHOLDERS OF
IPC INFORMATION SYSTEMS, INC.

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of IPC Information Systems, Inc. (the "Company" or "IPC"), a Delaware corporation, will be held on Wednesday, February 14, 1996 at 1:30 p.m. local time at The Bank of New York, 48 Wall Street - 11th. floor, New York, New York, for the following purposes:

             1. To elect two (2) directors to fill vacancies within Class II of the classification of directors and to serve until the annual meeting in 1999 and until their successors shall be duly elected and qualified.

             2. To ratify the appointment of Coopers & Lybrand L.L.P. as independent auditors of the Company for the fiscal year ending September 30, 1996.

             3. To approve an amendment to the Company's 1994 Stock Option and Incentive Plan.

             4. To transact such other business as may properly come before the Annual Meeting and any adjournment thereof. Except with respect to procedural matters incident to the conduct of the Annual Meeting, management of IPC is not aware of any other matters which may properly come before the Annual Meeting.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         Only stockholders of record at the close of business on December 22, 1995 are entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof.

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE ANNUAL MEETING.

                                      By Order of the Board of Directors

                                      Daniel Utevsky
                                      General Counsel and Corporate Secretary
New York, New York
January 16, 1996

                          IPC Information Systems, Inc.
                                Wall Street Plaza
                                 88 Pine Street
                            New York, New York 10005
                                  212-825-9060

                                 PROXY STATEMENT

           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD FEBRUARY 14, 1996
                 INFORMATION CONCERNING SOLICITATION AND VOTING

General
         The enclosed proxy is solicited on behalf of the Board of Directors of IPC Information Systems, Inc. (the "Company" or "IPC") for use at the Annual Meeting of Stockholders to be held on Wednesday, February 14, 1996 at 1:30 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth therein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at The Bank of New York, 48 Wall Street - 11th. floor, New York, New York.

         The proxy solicitation materials were mailed on or about January 16, 1996 to all stockholders entitled to vote at the Annual Meeting. All properly executed proxies received in time for the Annual Meeting and not revoked will be voted as specified. If no instructions are specified, the proxy will be voted FOR each of the proposals set forth in the accompanying Notice of Annual Meeting.

Record Date and Share Ownership

         Only stockholders of record at the close of business on December 22, 1995 (the "Record Date") are entitled to notice of the Annual Meeting and to vote at the Annual Meeting. At the Record Date, 10,521,555 shares of the Company's Common Stock were issued and outstanding and held of record by approximately 59 stockholders. Each stockholder is entitled to one vote for each share held. No shares of the Company's Preferred Stock were outstanding. See "Security Ownership of Certain Beneficial Owners and Management" below for information regarding beneficial owners of more than five percent of the Company's Common Stock.

Revocability of Proxies

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

Voting and Solicitation

         The required quorum for the Annual Meeting, which must be represented in person or by proxy, is a majority of the outstanding shares of Common Stock on the Record Date. All votes will be tabulated by the inspectors of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes are not counted for any purpose.

         The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation material will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. In addition, the Company may reimburse persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.



         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information, as of December 22, 1995, with respect to the beneficial ownership of the Company's Common Stock by:
(i) each shareholder known by the Company to be the beneficial owner of more than five percent of the Company's Common Stock; (ii) each director and nominee;
(iii) each of the named executive officers; and (iv) all executive officers and directors as a group. Unless indicated otherwise, each person listed has sole voting and investment power over the shares beneficially owned. Other than those persons listed below, management of the Company is not aware of any person who is beneficial owner of more than 5% of the Company's Common Stock as of December 22, 1995.

                                                       Amount & Nature of                Approximate
         Name of Beneficial Owner                      Beneficial Ownership(1)         Percent of Class(2)
         ------------------------                      -----------------------         -------------------
         Richard P. Kleinknecht                                3,181,551 (3)                     30.2
         Peter J. Kleinknecht                                  2,885,276 (4)                     27.4
         Terry Clontz                                                  0                          0
         Theodore J. Johnson                                       5,000                          *
         Robert J. McInerney                                       4,500                          *
         Peter M. Stein                                            1,000                          *
         Jeffrey M. Gill                                          64,857 (5)                      *
         Gregory Riedel                                            4,333 (6)                      *
         Russell G. Kleinknecht                                   48,907 (6)                      *
         Richard C. Bozzuto, Jr.                                   2,433 (6)                      *
         All executive officers and
             directors as a group (10 persons)                 6,197,857                         58.9

         -------------------------------------
         *     Less than 1%

         (1) Based upon information supplied by officers and directors, and filings under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act" or the "1934 Act").

         (2) Percentage of ownership is based on 10,521,555 shares of Common Stock outstanding on December 22, 1995, except that the percentage ownership of the group is based on 10,528,555 shares, including as outstanding all shares issuable upon exercise of stock options which may be exercised within 60 days after December 22, 1995.

         (3) Includes 2,552,273 shares directly owned by Richard P. Kleinknecht and 629,278 shares beneficially owned as follows: (i) 596,150 as custodian for two of Peter Kleinknecht's children;
               (ii) 2,200 as custodian for his minor child and (iii) 30,928 pursuant to an irrevocable proxy given by Jeffrey M. Gill.
               Excludes 600,850 shares owned by Richard Kleinknecht's major children for which Mr. Kleinknecht disclaims beneficial ownership.

         (4) Includes 2,552,273 shares directly owned by Peter J. Kleinknecht and 333,003 shares beneficially owned as follows: (i) 298,075 as custodian for one of Richard Kleinknecht's children; (ii) 2,000 as custodian for his minor child; (iii) 2,000 owned by his major child and (iv) 30,928 pursuant to an irrevocable proxy given by Jeffrey M. Gill. Excludes 300,075 shares owned by Peter Kleinknecht's major child for which Mr. Kleinknecht disclaims beneficial ownership.

         (5)   Mr. Gill has executed  documents  empowering Richard P. and Peter
               J. Kleinknecht to control the voting of Mr. Gill's shares issued to him pursuant to his employment agreement for the term of Mr. Gill's employment agreement.

         (6) Includes options to purchase 2,333 shares exercisable within 60 days of December 22, 1995.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

         The Company's Restated Certificate of Incorporation provides that the Board of Directors is divided into three classes, each class consisting, as near as may be possible, of one-third of the total number of directors. The term of directors serving in Class I (Richard P. Kleinknecht and Peter J. Kleinknecht) expires in 1998; in Class II (Theodore J. Johnson), the term expires in 1996; and in Class III (Robert J. McInerney and Peter M. Stein), the term expires in 1997. Each director serves for an initial term ending on the date of the annual meeting of stockholders occurring in the aforementioned years, or his earlier death, resignation or removal. Directors elected at the annual meetings of stockholders in 1996, 1997 and 1998 and thereafter, shall serve for a term ending on the date of the third annual meeting following the annual meeting at which the director is elected, or his earlier death, resignation or removal.

         In the event of a vacancy on the Board of Directors, the Restated Certificate of Incorporation permits the remaining members of the Board of Directors to fill such vacancy, and the director selected shall hold office until the next annual election and until such director's successor is elected and qualified, or until his earlier death, resignation or removal.

         Effective December 3, 1995, the Board of Directors was expanded from five to six members and the vacancy was filled by the Company's newly appointed Chief Executive Office and President, Terry Clontz. The nominees for election include the sole member of Class II and the director appointed to fill the vacancy who, if elected at the Annual Meeting, would each serve until the 1999 annual meeting and until their successors are elected and qualified, or until their earlier death, resignation or removal. It is the intention of the persons named in the enclosed proxy, unless authorization to do so is withheld, to vote the proxies received by them for the election of the nominees named below. If prior to the Annual Meeting either of the nominees should become unavailable for election, an event which is not now anticipated by the Board, the proxies will be voted for the election of such substitute nominee as the Board of Directors may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

         Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Set forth below is biographical information for the persons nominated and each person whose term of office as a director will continue after the Annual Meeting.

                                                                                    Director
Name                                    Age           Position                       Since       Class
----                                    ---           --------                       -----       -----
Richard P. Kleinknecht                  57            Chairman                       1991           I
                                                      and Director
Peter J. Kleinknecht                    50            Vice Chairman                  1991           I
                                                      and Director
Terry Clontz                            45            CEO and President              1995           II
                                                      and Director
Theodore J. Johnson (1) (2)             54            Director                       1994           II
Robert J. McInerney (1) (2)             50            Director                       1994           III
Peter M. Stein (1) (2)                  45            Director                       1994           III

------------------------------------------
(1) Member of the Audit Committee
(2) Member of the Compensation Committee

Nominees for Election to a Three-Year Term Expiring at the 1999 Annual Meeting - Class II

THEODORE J. JOHNSON - Director since October 1994

         Theodore J. Johnson has been employed by Morgan Stanley & Co., Incorporated since March 1995, as Managing Director, National Institutional Equity Research Sales Manager. Prior to this date, Mr. Johnson was employed by Kidder, Peabody & Co. Incorporated and served as its Director of Equity Research from 1991 to 1995. Mr. Johnson also served as Kidder, Peabody's National Institutional Equity Sales Manager and a branch manager of Institutional Equity Sales.

TERRY CLONTZ - Director since December 1995

         Terry Clontz joined IPC Information Systems, Inc. in December, 1995 as Chief Executive Officer and President and Director. From 1992 through December, 1995, Mr. Clontz served as President of BellSouth International's Asia/Pacific Region, chairman of BellSouth New Zealand and a director of BellSouth's ventures in Australia, Singapore and the People's Republic of China. Mr. Clontz was employed by BellSouth and its affiliates for a total of 23 years, including 1987 to 1990 as Vice President of International Business Development and 1990 to 1992 as Vice President, Europe Region.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE NAMED NOMINEES.



Directors Continuing in Office until the 1997 Annual Meeting - Class III:

ROBERT J. MCINERNEY - Director since October 1994

         Robert J. McInerney has been employed as Chief Executive Officer of Dorne & Margolin, a manufacturer of commercial and military antennas, since August 1994. Prior to joining Dorne & Margolin, Mr. McInerney was employed by Arrow Electronics, Inc., one of the largest electronics distributors in the world, since 1981 and served as President of Arrow's Commercial Systems Group since 1988.

PETER M. STEIN - Director since October 1994

         Peter M. Stein has been a partner with the law firm of Epstein Becker & Green since July 1986, having joined the firm in January 1984. Mr. Stein is presently the Managing Partner of the firm's Stamford, Connecticut office. Prior to joining Epstein Becker & Green, Mr. Stein was employed as Manager of Labor Relations for U.S. Industries, Inc. from 1981 to 1984 and Associate General Counsel for Health Industries, Inc. from 1975 to 1981.



Director Continuing in Office until the 1998 Annual Meeting - Class I:

RICHARD P. KLEINKNECHT - Director since October 1991

         Richard P. Kleinknecht has served as Chairman, Chief Executive Officer (resigning upon the appointment of Mr. Clontz on December 3, 1995) and a Director of the Company since its acquisition from Contel Corporation in October 1991 (the "Acquisition"). His responsibilities include presiding at meetings of the Board of Directors and the planning for the Company's long-term needs and objectives and strategic business development. Mr. Kleinknecht has also served as Chairman of various companies which he and his brother, Peter, jointly own or control (collectively, the "Kleinknecht Organization") since 1968 and has worked for the Kleinknecht Organization since 1960.

PETER J. KLEINKNECHT - Director since October 1991

         Peter J. Kleinknecht has served as Vice Chairman of the Company since May 1994 and President (resigning upon the appointment of Mr. Clontz on December 3, 1995) and a Director of the Company since the Acquisition. His responsibilities include presiding at meetings of the Board of Directors (in the absence of the Chairman) and the planning for the Company's long-term needs and objectives and strategic business development. Mr. Kleinknecht has also served as President of various companies within the Kleinknecht Organization since 1972 and has been employed by the Kleinknecht Organization since 1969.

Mr. Richard P. Kleinknecht and Mr. Peter J. Kleinknecht are brothers.


Board Meetings and Committees

         In fiscal 1995, the Company's Board of Directors met in person on five occasions, the Audit Committee met twice and the Compensation Committee met once. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of which he was a member.

         The Audit Committee reviews with the Company's management and independent auditors the financial statements and internal financial reporting system and controls of the Company, reports to the Board of Directors on the results of its examination and makes recommendations to the Board of Directors regarding the employment of accountants and independent auditors.

         The Compensation Committee oversees the development, implementation and conduct of the Company's employment and personnel practices, including the administration of the Company's compensation and benefit programs. The
Compensation Committee also makes recommendations to the Board of Directors concerning officers' compensation and the granting of stock options. See "Report of the Compensation Committee on Executive Compensation."

Directors Compensation

         Each member of the Board of Directors who is not an employee of the Company receives an annual retainer of $5,000 contingent upon attending at least 75% of the aggregate total number of meetings of the Board and of each committee of which such director is a member. Additionally, each non-employee director will receive a fee of $2,500 for each Board meeting or committee meeting attended. However, if such director attends more than one meeting in a single day, he will receive a fee of $2,500 for the first meeting attended and a fee of $1,250 for each additional meeting. There are no provisions in the Company's Restated Certificate of Incorporation or Bylaws that have the effect of, nor has the Board adopted any policy that has the effect of, imposing a maximum limitation on the total compensation payable in any year to any director.

Compensation Committee Interlock and Insider Participation

         The Compensation Committee of the Board of Directors consists of Messrs. Johnson, McInerney and Stein. There is no insider participation on the Compensation Committee.

Report of the Compensation Committee on Executive Compensation

         The following shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission nor shall such information be incorporated by reference into any future filing of the Company under the Securities Act of 1933, as amended (the "1933 Act"), or the Exchange Act.

         The duties of the Compensation Committee (the "Committee") include approval of salary and other compensation arrangements for the Company's executive officers.

         The Company has established a compensation philosophy around the principle of having compensation reflect the Company's strategic and operational goals and enhance long-term stockholder value. The Company's philosophy is to:

              Attract, retain, reward and motivate executive officers and employees by aiming at compensation levels that are generally competitive with comparable organizations in industry;

              Align  compensation with  business objectives and performance; and

              Position compensation to reflect the individual's performance as well as the level of responsibility, skill and strategic value of the employee.

         The Committee has engaged a nationally prominent compensation consulting firm to provide advice and guidance in translating this philosophy into appropriate new compensation programs and guidelines and to assess, as far as possible, the competitiveness of the pertinent executive officer compensation arrangements and actions described below.

Executive Officer Compensation

         In the fiscal year ended September 30, 1995, the Company underwent a rapid transition from an entrepreneurial private company to a more structured public company. It also undertook an enterprise-wide restructuring involving redirection and expansion of its market and its product orientation from a limited product and service provider to a broad-based global technology integrator meeting the needs of the global financial community.

         This placed the Company in a unique position as a "high-tech" company serving a particular niche in the financial industry where compensation opportunities often exceed those in general industry. That has made precise competitive compensation comparisons difficult to establish at this stage for some of the executive officer positions. However, in the absence of formal compensation programs or guidelines, the Committee took the following into consideration in developing a rationale for determining compensation actions for its executive officers.

      Existing contractual compensation commitments for the three top executive officers.

      General  industry  compensation  practices  and  levels where appropriate.

      The criticality of the executives to the Company's current and future success.

      The significance of the executive's compensation cost relative to its impact on the Company's financial success over the next few critical years.

      The maintenance, where practical, of internal compensation relationships that provide rationale and flexibility in organizational staffing.

Chairman/CEO and Vice Chairman/President Compensation

         Pre-existing employment contracts for these two top executive officers stipulate that they: (i) receive equal amounts of salary ($380,000) as Chairman and Vice Chairman without receiving additional compensation for serving as CEO and President, respectively; and (ii) are eligible to receive an equal annual bonus, the amount to be determined at the discretion of the Committee based on the performance of the Company.

         For successfully guiding the Company through this critical year of rapid growth, major restructuring, and financial success, as measured against certain profitability and growth objectives, the Committee awarded a discretionary bonus representing 100% of their salary, recognizing their exclusion from stock option awards because of their substantial equity position.

Other Executive Officers' Compensation

         A salary of $200,000 was established for the Chief Operating Officer by a pre-existing employment contract and for the Executive Vice President, Global Business Development on the basis of his unique skill and importance in obtaining major business contracts and alliances. The rationale for awarding both of these key executives a discretionary bonus representing 100% of their salary was similar to that described above for the Chairman/CEO and Vice Chairman/President. The salary and bonus levels for the Chief Financial Officer and EVP Manufacturing/Engineering are generally in line with competitive industry practice for those positions and reflect their criticality and contribution to the success of the Company. Executive Officers, other than the Chairman and Vice Chairman, are eligible to and do participate in the Company's 1994 Stock Option and Incentive Plan and its Employee Stock Purchase Plan, providing additional equity participation as incentive compensation.

Compliance with Section 162(m)

         Section 162(m) of the Internal Revenue Code (the "Code") disallows tax deductions for certain compensation paid by a public company to any executive officer named in its proxy statement compensation tables to the extent such compensation exceeds $1 million in any year. None of those Company officers received taxable compensation from the Company in excess of $1 million in 1995 and the Committee does not anticipate that such limitation will affect deductibility of any compensation paid to the Company's executive officers in 1996. The Committee has adopted a policy under which any executive officer whose compensation subject to Section 162(m) would exceed $1 million in any year shall, if possible, defer all or a portion of his or her incentive compensation for such year to the extent necessary to avoid loss of the Company's tax deduction for such executive's compensation.

         No member of the committee is a current or former officer or employee of the Company.

                                                  Respectfully submitted,

                                                  Compensation Committee Members
                                                  Peter M. Stein, Chairman
                                                  Theodore J. Johnson
                                                  Robert J. McInerney



                              PERFORMANCE GRAPH(1)

         The Company's Common Stock began trading on the Nasdaq Stock Market effective with the start of business on September 27, 1994. The following table and line graph compares quarterly cumulative shareholder returns, assuming a $100 investment at the Company's Initial Public Offering, (including reinvestment of dividends) on an indexed basis with the Center for Research in Security Prices ("CRSP") Index for the Nasdaq Stock Market (US Companies) and the CRSP Index for Nasdaq Telecommunications Stocks (US and Foreign Companies). These indices are provided for comparative purposes only and do not necessarily reflect management's opinion that such indices are an appropriate measure of the relative performance of the stock involved, and are not intended to forecast or be indicative of possible future performance of the Common Stock.



                                     9/30/94       12/31/94        3/31/95        6/30/95        9/30/95
IPC Information Systems              $100.00        $75.00          $90.00         $83.33        $113.33

Nasdaq US Index                      $100.00        $98.84         $107.71        $123.18        $138.01

Nasdaq Telecom Index                 $100.00        $91.67          $95.39        $100.87        $115.19






                     [A Graphic Representation Appears Here]










(1) This Section is not "soliciting material," is not deemed "filed" with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act.

                                   MANAGEMENT

The Company's executive officers who are not also directors and their ages and positions, as of December 22, 1995 are as follows:

         Name                                  Age                     Position
         ----                                  ---                     --------
         Jeffrey M. Gill                       47                 Chief Operating Officer

         Gregory Riedel                        37                 Chief Financial Officer
                                                                  Chief Accounting Officer

         Russell G. Kleinknecht                42                 Executive Vice President, Global
                                                                  Business Development

         Richard C. Bozzuto, Jr.               41                 Executive Vice President, Technology
                                                                  and Applications


     JEFFREY M. GILL has served as Chief Operating Officer of the Company since April 1992 and is responsible for all day-to-day operations of the Company worldwide. From April 1991 to April 1992 Mr. Gill was a consultant for developing and start-up companies. From January 1987 to March 1991 Mr. Gill served as President and Chief Operating Officer and was responsible for sales, marketing and field operations for trading systems products at the New York City office of British Telecom (CBP) Inc., a direct competitor of the Company and a United States subsidiary of British Telecommunications plc.

     GREGORY RIEDEL has served as Chief Financial Officer of the Company since August 1994 and as Controller and Chief Accounting Officer since May 1994. He is responsible for financial planning and reporting, management information systems and personnel. From 1989 to April 1994, Mr. Riedel was Assistant Corporate Controller for Symbol Technologies, Inc., a manufacturer of bar code based data capture systems, where he was responsible for corporate accounting, reporting and financial control. From 1980 to 1988, Mr. Riedel was employed by Price Waterhouse, holding positions from staff accountant through audit manager, working in Price Waterhouse's New York and London (UK) offices.

     RUSSELL G. KLEINKNECHT has served as Executive Vice President of Global Business Development since December 1995. Mr. Kleinknecht also serves as Chairman of the Company's subsidiary, IPC iXnet, helping to formulate this developing subsidiary's strategic direction and operational plans. From April 1994, he served as Vice President responsible for major account development.
Prior to joining the Company, Mr. Kleinknecht was Executive Vice President of Kleinknecht Electric Company, an affiliated company. Mr. Kleinknecht is the cousin of Richard P. and Peter J. Kleinknecht.

     RICHARD C. BOZZUTO, JR. has served since April 1995 as Executive Vice President responsible for technology applications for the Company's products. In this position he is responsible for integrating desktop computing technology into the IPC's communications products. From December 1991 through April 1995 he served as Executive Vice President responsible for engineering, manufacturing and quality assurance. From 1988 to 1991, Mr. Bozzuto was Manager for North American Engineering for Micrognosis, Inc., a developer of computer software for the financial services industry.

                             EXECUTIVE COMPENSATION

The following table provides certain summary information concerning all compensation earned by the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") whose annual salary and bonus for the fiscal year ended September 30, 1995 exceeded $100,000 in the aggregate.

                           Summary Compensation Table
                               Annual Compensation

                                    Fiscal                                  Other Annual        All Other
Name and Principal Position         Year (1)  Salary (2)      Bonus         Compensation (3)    Compensation
---------------------------         ----      ------          -----         ------------        ------------
Richard P. Kleinknecht              1995      $380,000        $380,000          $7,600             $25,654 (5)
     Chairman and Chief             1994       259,735          10,340              --              22,090 (5)
     Executive Officer (4)          1993        38,585              --              --              18,640 (5)
Peter J. Kleinknecht                1995       380,000         380,000           7,600              10,200 (5)
     Vice Chairman and              1994       429,667          10,340              --              10,200 (5)
     President (6)                  1993       487,856              --              --              10,200 (5)
Jeffrey M. Gill                     1995       200,000         200,000 (7)     380,000 (7)          45,844 (5)
     Chief Operating Officer        1994       200,192         326,006 (7)     449,700 (7)              --
                                    1993       150,000          25,000              --                  --
Russell G. Kleinknecht (8)          1995       133,461         200,000           4,004                  --
     Exec. Vice President           1994        53,846              --              --                  --
                                    1993            --              --              --                  --
Gregory Riedel (9)                  1995       127,500          40,000           3,825                  --
     Chief Financial Officer        1994        45,769          51,373              --                  --
                                    1993            --              --              --                  --

(1) The Company became a reporting Company as of September 26, 1994. The Company was not a reporting company pursuant to Section 13(a) or 15(d) of the 1934 Act at any time during fiscal years prior to fiscal year 1994.

(2) Includes amounts, if any, deferred by the named individual for the period in question pursuant to Section 401(k) of the Internal Revenue Code (the "Code") under the IPC Information Systems, Inc. Retirement Savings Plan and Trust (the "401(k) Plan").

(3) Does not include certain perquisites and other personal benefits, securities or property received by the Named Executive Officers when the aggregate value does not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table. Includes amounts paid by the Company as matching and profit sharing contributions to the 401 (k) Plan.

(4) Effective December 3, 1995, Richard P. Kleinknecht resigned as Chief Executive Officer, a position he had held since the Acquisition.

(5) Consists of premiums paid by the Company for term life insurance coverage under contracts affording the named individual dispositive control over the death benefit proceeds.

(6) Effective December 3, 1995, Peter J. Kleinknecht resigned as President, a position he had held since the Acquisition.

(7) Consists of cash and stock bonuses paid in accordance with Mr. Gill's employment agreement.

(8) Russell G. Kleinknecht was employed on a full time basis by the Company in April 1994. Prior to this date, he was employed by Kleinknecht Electric Company, an affiliate company. No compensation was earned for fiscal year 1993.

(9) Gregory Riedel was employed by the Company on May 2, 1994. No compensation was earned for fiscal year 1993.

                              Employment Agreements

         The Company has entered into separate Employment Agreements with each of Richard P. Kleinknecht and Peter J. Kleinknecht setting forth the terms and conditions of their service to the Company as its Chairman and Chief Executive Officer, and Vice Chairman and President, respectively. (The Employment Agreements were amended, as of October 17, 1995 and effective December 3, 1995, whereby Richard P. Kleinknecht resigned as Chief Executive Officer and Peter J. Kleinknecht resigned as President and each consented to the appointment of Terry Clontz to the formerly held positions.) Each Employment Agreement is for an initial term of five years commencing on October 3, 1994 and converts to a rolling two-year term after the first three years. Pursuant to his Employment Agreement, each executive receives a base salary at the minimum annual rate of $380,000 and is eligible for an annual performance bonus in an amount determined by the Compensation Committee, in its discretion. In addition to standard benefits under the terms of the Company's generally applicable benefit plans, each executive's Employment Agreement provides for other fringe benefits including vacation, vehicle, and life insurance.

         Each executive's Employment Agreement provides that he may be discharged for cause, as defined, without liability to the Company other than for accrued and unpaid compensation and benefits. If, however, the executive is discharged under other circumstances or resigns following certain acts or failures to act by the Company, the Company is liable for additional amounts, as contract damages, as follows: a lump sum payment equal to the present value of base salary and bonus payments that would have been made if his employment had continued for the remaining contract term; continued health, disability and life insurance coverage (or the monetary equivalent) for the remaining contract term; a lump sum payment equal to the value of additional benefits that would have accrued under the Company's qualified and non-qualified retirement plans if his employment had continued for the remaining contract term; and, at the executive's election upon surrender of all option, appreciation rights and restricted stock issued and outstanding to him, a cash payment in lieu of thereof. If the aggregate amount of payments contingent on a change in control equals or exceeds three times average compensation for the prior five years (the "Base Amount"), so called "golden parachute" taxes under Section 4999 of the Code (a nondeductible excise tax at the rate of 20% of the amount by which payments contingent on a change in control exceed the Base Amount) may be assessed. If termination occurs following a change in control of the Company under circumstances giving rise to a liability for so-called "golden parachute" taxes, each executive would be entitled to an additional cash payment to indemnify him against the expense of such taxes.

         The Company has entered into an Employment Agreement with Jeffrey M. Gill, setting forth the terms and conditions of his service to the Company as its Chief Operating Officer. Mr. Gill's Employment Agreement is for an initial term which commenced on October 3, 1994 and will end September 30, 1997 and which converts to a rolling one-year term on September 30, 1996. Pursuant to his Employment Agreement, Mr. Gill will receive a base salary at the minimum annual rate of $200,000 and is eligible for an annual performance bonus in an amount determined by the Compensation Committee. Also pursuant to this Agreement, the Company has issued and will issue to Mr. Gill a total of 189,285 shares of Common Stock (30,000 shares were issued upon consummation of the offering, 31,857 shares were issued on June 1, 1995 and the following four additional annual installments will be issued


                            Long-Term Incentive Plan
   ======================== =========================== ============================
            Name                 Number of Shares             Date of Payout
   ======================== =========================== ============================
       Jeffrey M. Gill                31,857                September 30, 1996
   ------------------------ --------------------------- ----------------------------
       Jeffrey M. Gill                31,857                September 30, 1997
   ------------------------ --------------------------- ----------------------------
       Jeffrey M. Gill                31,857                September 30, 1998
   ------------------------ --------------------------- ----------------------------
       Jeffrey M. Gill                31,857                September 30, 1999
   ======================== =========================== ============================

provided Mr. Gill is then in the Company's employ and makes payment to the Company of the par value of such shares). Mr. Gill's Employment Agreement provides that he may be discharged for cause, as defined, without liability to the Company other than for accrued and unpaid compensation benefits. If, however, Mr. Gill is discharged under other circumstances, the Company is liable for additional amounts, as contract damages, as follows: one year's base salary; the continuation of future installments of Common Stock if, as and when such Common Stock would have been issued had Mr. Gill's employment been continued for the remaining contract term; and the benefits, if any, to which he is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the Company's officers and employees.



The Company has also entered into an employment agreement with Terry Clontz, as of October 17, 1995, setting forth the terms and conditions of his service to the Company as its Chief Executive Officer and President. Mr. Clontz's Employment Agreement is for an initial term which commenced on December 3, 1995 and will end December 2, 1997 and which automatically renews for subsequent one-year terms unless notice of non-renewal is given by either party. Pursuant to his Employment Agreement, Mr. Clontz will receive a base salary at the minimum annual rate of $300,000 and is eligible for an annual performance bonus in an amount determined by the Compensation Committee. Mr. Clontz received a hiring bonus of $100,000 and is eligible for a residential loan in the amount of $150,000 upon contracting for the purchase of a primary residence in the New York area. Also pursuant to this Agreement, the Company issued to Mr. Clontz 150,000 Options to Purchase shares of the Company's Common Stock, exercisable at fair market value as of the date of grant (October 17, 1995), vesting in the following installments:

   ======================== =========================== ============================
            Name                Number of Options             Date of Vesting
   ======================== =========================== ============================
        Terry Clontz                  16,667                 December 2, 1996
   ------------------------ --------------------------- ----------------------------
        Terry Clontz                  33,333                 December 2, 1997
   ------------------------ --------------------------- ----------------------------
        Terry Clontz                  50,000                 December 2, 1998
   ------------------------ --------------------------- ----------------------------
        Terry Clontz                  33,334                 December 2, 1999
   ------------------------ --------------------------- ----------------------------
        Terry Clontz                  16,666                 December 2, 2000
   ======================== =========================== ============================

provided Mr. Clontz is then in the Company's employ. Additionally, Mr. Clontz will receive, contingent upon approval by the Stockholders of an increase to the number of shares available under the Company's 1994 Stock Option and Incentive Plan, additional Options to Purchase shares of the Company's Common Stock which, contingent upon continued employment of Mr. Clontz by the Company, may be exercised as follows: (i) 25,000 shares at a share price of $25.00 upon the occurrence of ninety consecutive trading days during which the closing price averages at least $40.00; and (ii) 25,000 shares at a share price of $40.00 upon the occurrence of ninety consecutive trading days during which the closing price averages at least $60.00. Mr. Clontz's Employment Agreement provides that he may be discharged for cause, as defined, without liability to the Company other than for accrued and unpaid compensation benefits. If, however, Mr. Clontz is discharged under other circumstances, the Company is liable for payment of base salary through the end of the then-current term of employment, but not less than twelve months of base salary.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

         Richard P. Kleinknecht, the Company's Chairman, and Peter J. Kleinknecht, the Company's Vice Chairman, are controlling stockholders and executive officers of several other entities that do business from time to time with the Company and certain of its customers. These entities include Kleinknecht Electric Company, Inc., a New York company ("KEC-NY"), Kleinknecht Electric Company, Inc., a New Jersey company ("KEC-NJ"), both electrical services companies and Humaco Leasing & Holding Corporation ("Humaco"), a tool and vehicle leasing company.

         The Company had borrowed and issued non-interest bearing notes for approximately $1 and $0.4 million from Peter J. and Richard P. Kleinknecht, respectively. These amounts were repaid in full on October 5, 1994, using funds from the proceeds of the initial public offering.

         As of October 1, 1993, the Company and KEC-NY entered into a 20-year contract with respect to a pool of field technicians and administrative employees, who are members of the International Brotherhood of Electrical Workers ("IBEW"), Local 3 and are utilized by either the Company or KEC-NY on an ongoing or per project basis. The Company and KEC-NJ also entered into a comparable 20-year agreement with respect to a similar pool of employees who are members of IBEW, Local 164T. The Company, KEC-NY and KEC-NJ have benefited from these arrangements by allowing each company to draw from a larger pool of field technicians and retaining the more highly trained and skilled technicians for a broader range of projects. KEC-NY and KEC-NJ are responsible for administering the payroll and related services for Company employees in these pools. The Company pays all such compensation and benefits by reimbursement to KEC-NY or KEC-NJ, as appropriate, plus an administration fee equal to 2.5% of such costs. The total amounts paid by the Company for compensation and benefits under these arrangements in the fiscal years ending September 30, 1994 and 1995 were $38.1 and $40.8 million, respectively. In addition, the Company paid $0.9 and $1.0 million in the fiscal years ending September 30, 1993 and 1994, respectively, in related administrative fees. Outside of these pooling arrangements, the Company subcontracted labor of approximately $0.9 and $0.5 million from these related entities in the fiscal years ending September 30, 1994 and 1995, respectively.

         The Company, KEC-NY and KEC-NJ entered into a 20-year agreement dated as of May 9, 1994 with respect to corporate opportunities regarding electrical and communications cable infrastructures. KEC-NY and KEC-NJ have agreed not to bid for or accept any communications cabling jobs in competition with the Company, if the Company intends to bid or accept such work. The Company, which is not a licensed electrical contractor, has agreed to refrain from bidding for or accepting, without the consent of KEC-NY or KEC-NJ, opportunities that combine both electrical and communications cabling work. IPC has also agreed to continue to refer to KEC-NY and KEC-NJ certain electrical contracting bid opportunities which may arise.

         The Company has from time to time rented and will continue to rent certain equipment from Humaco. During the years ending September 30, 1994 and 1995, approximately $1.2 and $1.1 million, respectively, of equipment rentals were utilized.

         The Company rents three facilities from entities  controlled by Richard
P. and Peter J. Kleinknecht for an aggregate of $38,340 per month, under month to month arrangements.

         In consideration of Jeffrey M. Gill's acceptance of employment with the Company, Humaco loaned him $100,000, with interest accruing at 8% per annum. IPC acquired the note from Humaco, on October 31, 1994, for $117,504, including accrued interest. As of September 30, 1995, the total amount outstanding under this loan (inclusive of accrued interest) was $122,988. The Company has loaned Russell G. Kleinknecht $98,371, with interest accruing at 6% per annum. As of September 30, 1995, the total amount outstanding under this loan (inclusive of accrued interest) was $106,904.

Tax Agreement The Company is party to a Tax Allocation and Indemnification Agreement (the "Tax Agreement"), dated as of May 9, 1994, with (i) Knight Ventures, Inc. ("KVI"), the company formed to acquire Contel IPC (the
"Predecessor Company"), (ii) HNG Corp. and RIE Corp., two former affiliate companies and now subsidiary companies, which were formed to hold the ownership of IPC-UK and (iii) the pre-offering stockholders (the "Pre-offering Stockholders") relating to their respective tax liabilities and certain related matters. The Tax Agreement generally provides that the Pre-offering Stockholders will be indemnified by the Company, HNG Corp. and RIE Corp. with respect to federal and state income taxes (and interest and penalties) arising due to taxable income shifted from a C corporation taxable year to an S corporation taxable year. Additionally, the Company, HNG Corp. and RIE Corp. are indemnified by the Pre-offering Stockholders to the extent of any tax benefit derived by the Pre-offering Stockholders with respect to federal and state income taxes (and interest and penalties) arising due to taxable income shifted from an S corporation taxable year to a C corporation taxable year. Pursuant to the Tax Agreement, approximately $18.5 million was distributed after the Company's initial public offering to the Pre-offering Stockholders with respect to the Company's period as an S corporation.

Contel Litigation The Predecessor Company was acquired in 1991 by KVI, which was and is controlled by Richard P. and Peter J. Kleinknecht (the "Principal Stockholders"), from Contel Inc. for consideration that included a $4.5 million note payable by KVI to Contel Inc. The note was guaranteed by KEC-NY and the Principal Stockholders, was originally due on January 31, 1992 and bears interest of 9% per annum and 12% per annum in default. KVI is currently in litigation with Contel Inc. with respect to approximately $3.3 million of taxes and related charges owed by the Company for periods prior to the acquisition by KVI and additional counterclaims based on misrepresentations. As a result of the dispute, KVI has withheld payment on the note to Contel Inc.
         Under the Tax Agreement, KVI has assigned to the Company certain benefits and rights with respect to Contel's obligation not to compete and the Company has agreed to pay the expenses incurred in connection with the foregoing litigation. In addition, to the extent that KVI or the Principal Stockholders receive any cash proceeds or other benefit in the form of a reduction in amounts payable on the note by KVI, the Principal Stockholders will pay to the Company the lesser of (i) such benefit or (ii) amounts paid by the Company for taxes and related charges relating to said prior periods and recoverable from Contel Inc. plus the amount of expenses of such litigation incurred by the Company following the consummation of its initial public offering.



                                   PROPOSAL 2

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS



         The Board of Directors has appointed Coopers & Lybrand L.L.P. as the Company's independent auditors for the year ending September 30, 1996, and has further directed that management submit the appointment of independent auditors for ratification by the stockholders at the Annual Meeting. Coopers & Lybrand has audited the Company's financial statements since 1991. Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. In the event the stockholders fail to ratify the appointment, the Board will reconsider whether or not to retain that firm.

         The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of Coopers & Lybrand L.L.P.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

                                   PROPOSAL 3

                AMENDMENT TO 1994 STOCK OPTION AND INCENTIVE PLAN

         The Company has adopted the IPC Information Systems, Inc. 1994 Stock Option and Incentive Plan ("Option Plan") as a means to provide performance-based equity compensation to selected officers and employees. The Board of Directors proposes to amend the Option Plan to provide for an increase from 790,220 to 1,579,337 in the number of shares of Common Stock available for issuance upon exercise of options or the grant of restricted stock awards under the Option Plan. Specifically, it is proposed that Article 1.05 (a) of the Option Plan be amended to read in its entirety as follows:

                           (a) The total number of Shares of Stock available for
                  awards under the Plan shall be 790,220 shares until February 14, 1996 and 1,579,337 shares thereafter subject in each case to adjustment as set forth in Article 7. Such Stock may be authorized but unissued shares, treasury shares, or shares previously issued and reacquired by the Company.

         The proposed amendment, if approved, would provide the Company with additional flexibility in awarding performance-based equity compensation in future years and would help the Company honor its commitments to provide equity compensation to Mr. Clontz pursuant to his Employment Agreement.

         The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the amendment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.


                                Stock Option Plan
General Plan Information
         The Option Plan provides for the grant to certain officers and employees of options, stock appreciation rights ("SARs") and restricted stock. The Option Plan has been approved by holders of a majority of the shares of the Company's Common Stock present and entitled to vote at a shareholders' meeting held on May 9, 1994. The Option Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Options have already been granted in accordance with the Option Plan. Although the Option Plan has provisions for SARs and restricted stock grants, none have been granted. If the proposed amendment is not approved, the Option Plan will continue in effect according to its existing provisions.

Description of the Option Plan, As Amended

         Administration. The Compensation Committee of the Board, consisting of at least the minimum number of members required under Section 16(b) of the 1934 Act and the rules and regulations promulgated thereunder, will administer the Option Plan and will determine, within the limitations of the Option Plan, the officers and employees to whom options or SARs will be granted, the number of shares subject to each option or SAR, the terms of such options (including provisions regarding exercisability and acceleration of exercisability) and the procedures by which the options shall be exercised. Subject to certain specific limitations and restrictions set forth in the Option Plan, the Committee has full and final authority to interpret the Option Plan, to prescribe, amend and rescind rules and regulations, if any, relating to the Option Plan and to make all determinations necessary or advisable for the administration of the Option Plan. The costs and expenses of administering the Option Plan will be borne by the Company and not charged to any grant of an Option nor to any participating director.

         Stock Subject to the Option Plan. The Company has reserved 790,220 shares of Stock for current and future issuance of stock options. As of December 22, 1995, the fair market value of the Stock was $16.625 per share, (as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). Such Stock may be authorized and unissued shares, treasury shares, or shares previously issued and reacquired by the Company. Any shares of Stock subject to awards under the Plan which are terminated, expire, forfeited or are canceled (for any reason other than the surrender of any such award upon exercise of a related Stock Appreciation Right) without having been exercised in full, shall again be available for purposes of the Option Plan. Under the Option Plan as it is proposed to be amended, an additional 789,117 shares of Common Stock would be reserved for issuance upon exercise of options. If the proposed amendment is approved, an aggregate total of 1,579,337 shares of stock would be reserved under the Option Plan, with an aggregate fair market value of $26,256,477 (based on closing sale price reported by NASDAQ on December 22, 19995). The options and rights which may be granted to any individual under the Option Plan are subject to the future discretion of the Compensation Committee and not ascertainable at this time, except that approval of the proposed amendment would result in the grant of options to Mr. Clontz pursuant to his Employment Agreement. See "Executive Compensation - Employment Agreements."

         Eligibility. Officers and other key employees of the Company and its affiliates who perform services for the Company or its Subsidiaries and are selected by the Committee shall be eligible to participate in the Option Plan; provided, however, that in the case of any grant made in connection with a public offering of stock of the Company in 1994, the officers and other key employees of the Company and its affiliates who receive such grant shall be determined by the Board. As of December 22, 1995, the number of eligible employees was approximately 68.

         Terms and Conditions of Options. The option price per share of Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant but shall be not less than 100% of the Fair Market Value (as defined in the Option Plan) of the Stock at grant. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than ten years after the date the Option is granted. Stock Options shall be exercisable at such time or times and subject to terms and conditions as shall be determined by the Committee. If any Stock Option is exercisable only in installments, the Committee may waive such installment exercise provisions at any time at or after grant in whole or in part, based on such factors as the Committee shall determine, in its sole discretion.

         All or part of a Stock Option granted under the Option Plan to an employee of the Company or its Subsidiaries may, at the election of the Committee, be designated as an Incentive Stock Option. In the event that any portion of an Option cannot be exercised as an Incentive Stock Option by reason of the $100,000 limitation contained in Section 422 of the Code, such portion shall be treated as a Non-Qualified Stock Option. If an Incentive Stock Option is granted to an employee who on the date of grant is the owner of stock
(determined with application of the ownership attribution rules of Section 424(d) of the Code) possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary, the Incentive Stock Option price shall not be less than 110% of the Fair Market Value (as defined in the Plan) of the Stock on the date of grant and the Incentive Stock Option shall not have a term in excess of five years from the date of grant.

         Stock Options may be exercised by a Participant in accordance with the procedures established by the Committee. The purchase price of Stock issued upon exercise of Options shall be paid in full on the date of purchase. Payment shall be made in cash or in such other consideration as the Committee deems appropriate, including, but not limited to, Stock already owned by the Participant or Stock to be acquired by the Participant upon exercise of the Option; provided, however, that the delivery of Stock concurrently with the exercise of an Option does not violate Section 16(b) of the 1934 Act, or any rules or regulations promulgated thereunder.

         Stock Appreciation Rights. Stock Appreciation Rights may be granted either (a) as a separate award or (b) in conjunction with all or part of any Stock Option granted under the Option Plan. In the case of a Non-Qualified Stock Option, Stock Appreciation Rights may be granted either at or after the time of the grant of such Option. In the case of an Incentive Stock Option, Stock Appreciation Rights may be granted only at the time of the grant of such Option. A Stock Appreciation Right issued in tandem with a Stock

Option shall become exercisable in accordance with the terms of the related Option. All other Stock Appreciation Rights shall become exercisable as the Committee may designate at the time of the grant. A Stock Appreciation Right granted in tandem with a Stock Option shall expire in accordance with the terms of the underlying Option. A Stock Appreciation Right granted separate from a Stock Option shall expire on the day after the period specified in the award. Stock Appreciation Rights shall contain such conditions upon exercise (including, without limitation, conditions limiting the time of exercise to be specified periods) as may be required to satisfy applicable regulatory requirements, including without limitation, Section 16(b) of the 1934 Act and the rules and regulations promulgated thereunder.

         Upon exercise, the Participant shall be entitled to receive an amount equal to (i) the excess of the Fair Market Value, at the time of exercise of such Stock Appreciation Right, of one share of Stock over the exercise price per share specified in the Stock Appreciation Right (ii) multiplied by the number of shares exercised under the Stock Appreciation Right.

         Restricted Stock. Restricted Stock may be awarded alone, or in connection with the exercise of Stock Options or Stock Appreciation Rights or other awards granted under the Option Plan and/or cash or other awards made outside of the Option Plan. The award of Restricted Stock may be conditioned upon the attainment of specified performance goals or such other factors as the Committee may determine, in its sole discretion. The prospective recipient of a Restricted Stock award shall not have any rights with respect to such award, unless and until such recipient has executed an agreement evidencing the award and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the applicable terms and conditions of such award.

         The purchase price for shares of Restricted Stock shall be equal to or less than their par value and may be zero. Awards of Restricted Stock must be accepted within a period of 60 days (or such shorter period as the Committee may specify at grant) after the award date, by executing a Restricted Stock award agreement and paying the purchase price (if any) for such Stock. Each
Participant receiving a Restricted Stock award shall be issued a stock certificate in respect of such shares of Restricted Stock. Such certificate shall be registered in the name of such participant, and, if the Committee determines in its sole discretion, shall bear an appropriate legend referring to the terms, conditions, and restrictions, applicable to such award.

         Subject to the provisions of the Option Plan and the award agreement, during a period set by the Committee commencing with the date of such award (the "Restricted Period"), the Participant may not be permitted to sell, transfer, pledge or assign shares of Restricted Stock awarded under the Option Plan. The Committee may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part, based on service, performance and/or such other factors or criteria as the Committee may determine, in its sole discretion.

         Subject to the provisions of the Option Plan and the award agreement, the holder of Restricted Stock, shall have all of the rights of a shareholder of the Company, including the right to vote the shares, and the right to receive any cash dividends. The Committee, in its sole discretion, as determined at the time of award, may permit or require the payment of cash dividends to be deferred and, if the Committee so determines, reinvested in additional Restricted Stock to the extent shares are available under the Option Plan, or otherwise reinvested. Stock dividends issued with respect to Restricted Stock shall be treated as additional shares of Restricted Stock that are subject to the same restrictions and other terms and conditions that apply to the shares with respect to which such dividends are issued. If and when the Restricted Period expires without a prior forfeiture of the Restricted Stock subject to such Restricted Period, the holder of Restricted Stock shall be entitled to receive the Restricted Stock free of restrictions.

         Additional Awards. With the consent of the Committee, the Company may make, or arrange for a loan to an employee with respect to the exercise of Stock Options or the purchase of Restricted Stock. The Committee shall have full authority to decide whether to make a loan hereunder and to determine the amount, term and provisions of any such loan, including the interest rate to be charged in respect of any such loan, whether the loan is to be with or without recourse against the borrower, the terms on which the loan is to be repaid and the conditions, if any, under which it may be forgiven. In no event shall any loan have a term (including extensions) exceeding ten years in duration or be in an amount exceeding 95% of the total purchase price to be paid by the borrower.

         With the consent of the Committee, the Company may award additional cash or Stock to any Participant to enable the Participant to pay, as and when they become due, any Federal, state or local income taxes payable as a result of the grant, receipt, exercise, award, lack of restriction or forgiveness of indebtedness in connection with any Stock Option or Restricted Stock awarded under this Option Plan. The Committee shall have full authority to decide whether to make such awards and to determine the amount of any such award.

Change in Control Provisions

         In the event of a "Change in Control" (as defined in the Option Plan), the following acceleration and valuation provisions shall apply. Any Stock Appreciation Rights outstanding for at least 6 months and any Stock Options awarded under the Option Plan not previously exercisable and vested shall become fully exercisable and vested. The restrictions applicable to any Restricted Stock award and other awards made under the Option Plan, in each case to the extent not already lapsed or still applicable under the Option Plan, shall lapse and no longer be applicable and such shares and awards shall be deemed fully vested and owned by the Participant. The value of outstanding Stock Options, Stock Appreciation Rights, Restricted Stock, and other awards made under the Option Plan, in each case to the extent vested, shall, unless otherwise determined by the Committee in its sole discretion at or after grant but prior to any Change in Control, be cashed out on the basis of the "Change in Control Price" (as defined in the Option Plan) as of the date of such Change in Control is determined to have occurred or such other date as the Committee may determine prior to the Change in Control.

Termination or Amendment of the Option Plan

         The Board may amend, alter, or discontinue the Option Plan, and the Committee may amend or alter the Option Plan, but no amendment, alteration, or discontinuation shall be made which would impair the rights of an optionee or participant under a Stock Option, Stock Appreciation Right, Restricted Stock award, or other benefit previously granted, without the Participant's consent, or which, without the approval of the Company's stockholders, would (a) increase the total number of shares reserved for the purposes of the Option Plan, (b) decrease the option price of any Stock Option to less than 100% of the Fair
Market Value on the date of grant, (c) change the employees or class of employees eligible to participate in the Plan or (d) extend the maximum option period under the Option Plan.

         The Committee may amend the terms of any Stock Option or other award theretofore granted, prospectively or retroactively, but, no such amendment shall impair the rights of any holder without the holder's consent. The
Committee may also  substitute  new Stock Options for  previously  granted Stock
Options (on a one-for-one or other basis), including previously granted Stock Options having higher option exercise prices. Subject to the above provisions, the Board and/or Committee shall also have broad authority to amend the Option Plan to take into account changes in applicable securities and tax laws and accounting rules, as well as other developments.

Federal Income Tax Consequences

         With respect to the Options which may be granted under the Option Plan, no gain or loss is recognized by the option holder at the time such an Option is granted, provided that the Option is not considered to have an ascertainable fair market value. Options granted under the Option Plan would not be considered to have an ascertainable fair market value. Upon exercise of a Non-Qualified Stock Option, the difference between the fair market value of the Common Stock on the date of exercise and the option price will be taxable as compensation income to the option holder under sections 61 and 83 of the Code, and the Company would be entitled to a deduction for federal income tax purposes of the same amount. Upon a subsequent sale or exchange of stock acquired pursuant to the exercise of an Option, the option holder would have taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of such shares.

         Upon the exercise of an Incentive Stock Option, there is federal tax consequence to either the option holder or the Company. If the option holder retains the Stock acquired on exercise for a minimum period of one year after exercise and two years after receipt of the option grant, any subsequent gain on disposition of the Stock will be taxable as capital gain, and the Company will at no time be eligible for a deduction for federal income tax purposes in respect thereof. As a general rule, if the option holder disposes of the Stock prior to the expiration of the prescribed holding period, then the difference between the Fair Market Value of the Stock on the date of exercise and the option price will be taxable as compensation income to the option holder under sections 61 and 83 of the Code for the taxable year in which the disposition occurs, and a like amount will be deductible by the Company as a compensation expense for federal income tax purposes in the same taxable year.

         In the case of SARs, upon exercise of a SAR, the option holder would have to include the amount paid to him upon exercise in his gross income for federal income tax purposes in the year in which payment is made, and the Company would be entitled to a deduction for federal income tax purposes of the amount paid.

         The foregoing statements are intended to summarize the general principles of current federal income tax law applicable to Options and SARs that may be granted under the Option Plan. State and local tax consequences may also be significant.


                               Stock Purchase Plan

General Plan Information

         The Company adopted the IPC Information Systems, Inc. Employee Stock Purchase Plan ("Stock Purchase Plan"), effective October 3, 1994. The Stock Purchase Plan is intended to enable eligible employees of the Company and its participating subsidiaries to purchase Common Stock of the Company and is intended to qualify as an "employee stock purchase plan under Section 423 of the Code. The Stock Purchase Plan is administered by the Company's Compensation Committee (the "Committee") which has full power to interpret the terms and adopt, amend and repeal the rules for implementing and administering the Stock Purchase Plan. The Company has reserved 526,813 shares for issuance under the Stock Purchase Plan.

         Common Stock will be offered for sale pursuant to the Stock Purchase Plan during offering periods established by the Committee. The purchase price will be the lesser of 90% of the Fair Market Value on the last business day or 100% of the Fair Market Value on the first business day of the offering period, but not less than 85% of the lesser of the Fair Market Value on the date of grant or exercise of the purchase right. Employees participate in the Stock Purchase Plan through payroll deductions in an amount ranging from 1% to 10% of base pay. Otherwise eligible employees will not be granted a purchase right under the Stock Purchase Plan if, after grant of such purchase right, the employee would own shares, options or other rights to purchase 5% or more of the stock of the Company, or if the employee's rights to purchase under this and any other employee stock purchase plan would exceed $25,000 of stock in any calendar year. Unless a participant elects to withdraw from the Stock Purchase Plan, the participant will be deemed to have automatically exercised a purchase right on the last day of the offering period.

         Certificates issued under the Stock Purchase Plan may be subject to such transfer or other restrictions as the Committee may designate. Additionally, "affiliates" of the Company may be subject to restrictions on resale and executive officers, directors and 10% shareholders are subject to certain reporting requirements under section 16 of the Exchange Act.

         No employees purchased stock during the 1995 fiscal year through the Stock Purchase Plan. However, 51 employees participated in payroll deductions through the end of the 1995 fiscal year which resulted in the issuance of 10,373 shares of the Company's Common Stock after the conclusion of the offering period on December 29, 1995.

                                  OTHER MATTERS

         As of the date of this Proxy Statement, management does not know of any other matters to be brought before the stockholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board of Directors.

                  DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

         Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's 1997 Annual Meeting of Stockholders must have been received by the Company no later than September 15, 1996 in order to be included in the proxy statement and proxy relating to that meeting.

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Under the securities laws of the United States, the Company's directors, executive officers and any person holding more than ten percent of the Company's Common Stock are required to file initial reports of ownership of the Company's Common Stock and reports of changes in that ownership at the SEC and the National Association of Securities Dealers, Inc. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file by these dates.

         Form 3s are required to be filed within ten days after the event by which an individual becomes a reporting person. Form 4s are required to be filed within ten days after the end of the reporting month. Form 5s are required to be filed on or before the forty-fifth day after the end of the issuer's fiscal year. Based upon information available to it, the Company's management believes that all Form 3s, Form 4s (except for Form 4s required to be filed for the month of October 1994 by two directors [Robert J. McInerney, reporting one transaction, and Peter M. Stein, reporting one transaction] which were filed on November 11, 1994) and Form 5s required to be filed were filed on a timely basis.

                              FINANCIAL STATEMENTS

         A copy of the Annual Report to Stockholders for the year ended September 30, 1995, containing financial statements as of September 30, 1995 and September 30, 1994, prepared in conformity with generally accepted accounting principles, accompanies this Proxy Statement. The consolidated financial statements have been audited by Coopers & Lybrand L.L.P. whose report thereon appears in the Annual Report. An additional copy of the Annual Report will be promptly furnished without charge to stockholders upon request.

         The Company is required to file an annual report on Form 10-K for its fiscal year ended September 30, 1995 with the SEC. Stockholders may obtain a copy of such annual report (excluding exhibits) by writing to Investor Relations Dept., IPC Information Systems, Inc., Wall Street Plaza, 88 Pine Street-15th Floor, New York, New York 10005.

            TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL
                 MEETING, PLEASE SIGN, DATE AND PROMPTLY RETURN
                       THE ACCOMPANYING PROXY CARD IN THE
                         POSTAGE-PAID ENVELOPE PROVIDED.

                                         By Order of the Board of Directors

                                         Daniel Utevsky
                                         General Counsel and Corporate Secretary
New York, New York
January 16, 1996

                                   APPENDIX I

                          IPC INFORMATION SYSTEMS, INC.
                                Wall Street Plaza
                           88 Pine Street - 15th. Fl.
                            New York, New York 10005


          This Proxy is solicited on behalf of the Board of Directors.

The undersigned, having duly received the Notice of Annual Meeting of Stockholders and Proxy Statement dated January 16, 1996, hereby appoints Gregory Riedel and Daniel Utevsky (each with full power to act alone and with power of substitution and revocation), to represent the undersigned and to vote, as designated below, all shares of Common Stock of IPC Information Systems, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of IPC Information Systems, Inc. to be held at 1:30 p.m. on Wednesday, February 14, 1996 at The Bank of New York, 48 Wall Street - 11th. floor, New York, New York 10005 and at any adjournment or adjournments thereof.

                (continued, and to be signed, on the other side)

                              FOLD AND DETACH HERE

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.  Please mark    [X]
If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.                                      your votes as
                                                                                                                 indicated in
                                                                                                                 this example

1.  Election of Directors.

   FOR all nominees              WITHHOLD                  INSTRUCTION:  To withhold authority to vote for any named nominee strike
    listed at right              AUTHORITY                               a line through the nominee's name in the list below:
   (except as marked           to vote for all
    to the contrary).       nominees listed at right
                                                                         Theodore J. Johnson, Terry Clontz

2.  Proposal to ratify the appointment of Coopers &   3. Proposal to amend the IPC Information Systems,   4.  In  their  discretion,
Lybrand as independent auditors.                      Inc. 1994 Stock Option and Incentive Plan.          the proxies are authorized
as independent auditors.                                                                                  to vote  upon  such  other
                                                                                                          business  as  may properly
      FOR       AGAINST       ABSTAIN                       FOR         AGAINST        ABSTAIN            come before the meeting.
      [ ]         [ ]           [ ]                         [ ]           [ ]            [ ]

                                                                                  Dated:______________________________________, 1996

                                                                                  __________________________________________________
                                                                                  SIGNATURE
                                                                                  __________________________________________________
                                                                                  SIGNATURE (if held jointly)

                                                                                  Please sign exactly as your name  appears  hereon.
                                                                                  When shares are held by joint tenants, both should
                                                                                  sign.   When   signing   as  attorney,   executor,
                                                                                  administrator, trustee or  guardian,  please  give
                                                                                  full title as such. If a corporation, please  sign
                                                                                  in full corporate name by the President  or  other
                                                                                  authorized officer separately  stating  full  name
                                                                                  and  title.  If  a  partnership,  please  sign  in
                                                                                  partnership name by authorized person.



                              FOLD AND DETACH HERE